UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Legion Works, Inc.
(Exact name of issuer as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4275 Executive Square, Suite 200
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

(Issuer’s telephone number, including area code)

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. We operate as a software development and acquisition company that develops software platforms and sources Software as a Service (“SaaS”), ecommerce, and online marketplace businesses in markets the Company believes are ripe for tech-enabled ventures to scale. Since the Company’s founding, the technology market dynamics and opportunities have changed.  The Company has shifted much of its attention to two-sided online marketplaces with the acquisitions of Growth Collective Solutions, Inc. (“Growth Collective Solutions”) and Dealify, Inc. in 2021.  The Company believes there are opportunities for acquisitions and new venture creation in the marketplace vertical, and we also believe that these businesses are more affordable to create, acquire and scale in today’s market than Software as a Service.  Finally, the Company believes that marketplaces are more insulated from some of the current challenges facing the technology sector.  Therefore, while the Company continues to operate Hello Bar LLC (“Hello Bar”) and Subscribers as Software as a Service platforms, it is spending significant time on operating its current marketplace businesses. It is also considering acquiring or founding additional marketplace businesses.

During fiscal year 2022, the Company put significant time, energy and capital into integrating Growth Collective Solutions and Dealify, both of which we acquired in November, 2021.  During the year, the Company also invested in Convert More, Inc. (“Convert More”), owner of OnboardFlow, a technology platform that was acquired in March, 2021.  The Company’s Convert More efforts were focused on getting the OnboardFlow technology platform to be ready to sell and market on a larger scale.  In fiscal year 2022, the Company also executed activities to try to grow Hello Bar, a subsidiary which operates both Hello Bar and Subscribers.  The efforts to grow each of the Company’s subsidiaries largely involved: 1) Hiring employees to operate these subsidiaries, 2) Integrating books/records, administration, human resources, and finance, and 3) Building our sales and marketing capabilities within the Company and its subsidiaries. In addition to research and development for products developed by Legion Works, we also incurred expenses related to research and development of companies that we may acquire.

As a Regulation A+ Company, Legion Works, Inc. also must dedicate significant time and resources to conform to Regulation A+ reporting requirements.  These requirements include an annual audit, an annual report, a semi-annual report, and other related activities.  In fiscal year 2022 these activities were managed by the Company’s Chief Executive Officer in partnership with external accounting, legal and finance partners.

The Company did not acquire or start any additional ventures in 2022 beyond what it had acquired prior to fiscal year 2022.  This was due to the fact that 1) The company wanted to focus on growing its current ventures, and 2) The Company noted the acquisition environment in 2022 became challenging, given capital raised.  The Company is currently considering new acquisitions or new ventures in 2023.  However, these efforts may depend on the Company’s ability to raise more capital to fund such activities.

Principal Products and Services

The Company is working to build an online B2B platform that provides our clients and customers with the tools and services to help companies market and grow their businesses. We expect to achieve these goals by adding technology and services to the Legion Works platform by either acquiring businesses or assets that fit within our framework and integrating them into our platform, or by building the technology and related products in house.  As part of these efforts, the Company centralizes the core administrative functions of each subsidiary so that each subsidiary can focus on the sales, marketing and product activities to help them grow.  These administrative functions include Human Resources, Finance, Accounting, Legal and other related activities.  These functions are managed by the Legion team and are executed in partnership with external service providers.

The Company’s principal products and services in fiscal year 2022 included five separate online platforms operated by four distinct subsidiaries.  Growth Collective Solutions operates Growth Collective (www.growthcollective.com), a two-sided human capital marketplace that connects fast growing companies, agencies and venture firms with highly vetted and experienced marketers.  The Company acquired Growth Collective Solutions in November, 2021.  The Company has fulfilled on its financial obligations of the Growth Collective Solutions, Inc. acquisition, but continues to hold a right to purchase an additional 5% of Growth Collective from the seller at a predetermined valuation of $20 million which management has decided not to exercise at this time but may do so in the future. Dealify, Inc. operates Dealify (www.dealify.com), an online marketplace that offers deals on new software products from early-stage software companies.  Dealify, Inc. was also acquired in November, 2021, and the Company has fulfilled on its financial obligations of the Dealify, Inc. acquisition. The seller of Dealify, Inc. can earn up to an additional 4% of Dealify, Inc. shares if Dealify achieves certain revenue targets during a seven-year look back period that expires Novemer 5, 2028:

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•	1% (1,075 shares) if Dealify achieves $200,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,100 shares) if Dealify achieves $350,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,120 shares) if Dealify achieves $500,000 or more in monthly revenue for 3 consecutive months; and
•	1% (1,150 shares) if Dealify achieves $650,000 or more in monthly revenue for 3 consecutive months.

As of December 31, 2022, Dealify has not achieved the monthly revenue targets, and management does not expect it to do so in the near future.

Convert More, Inc. operates OnboardFlow (www.onboardflow.com), a software platform that is meant to help companies understand its free trail users and convert more of their free trial users into customers.  Convert More, Inc. was a small acquisition made in March, 2021.  At the time of the acquisition, the platform required further technology improvements to be able to scale it to attract additional customers.  The Company has fulfilled on its financial obligations of the Convert More, Inc. acquisition. To date, our largest acquisition has been Hello Bar, which we acquired on December 31, 2020.  Hello Bar operates two separate software platforms.  Hello Bar (www.hellobar.com) is a web-based application that helps companies convert website traffic into customers and leads.  Subscribers (www.subscribers.com) is another web-based application that helps companies bring traffic back to its website through web push notifications.   The Company has fulfilled on its financial obligations of the Hello Bar LLC acquisition.

The Company made no acquisitions in 2022 and any previous considerations of starting or acquiring additional ventures were put on hold or abandoned so the Company could focus on growing its current holdings.  As the Company looks to 2023, it is considering new acquisitions or starting new ventures.  The Company’s ability to acquire or start additional ventures may require it to raise additional capital.  Given current market conditions, there is no guarantee that the Company will be able to raise this additional capital.

The Company’s Strategy

We are an online platform with a focus on software, ecommerce, and marketplace businesses. Management aims to build the Company by finding niche opportunities in the market for online businesses and technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. Given that SaaS multiples remained very high in 2022 and SaaS as a market saw downward pressure in 2022, the Company oriented some of its focus in 2022 to two-sided online marketplaces.  While still largely focused on Sales and Marketing tech, the Company believes that there exist strong opportunities in the online marketplace sector.

A key component of the Company’s strategy is to remove the administrative burdens for each of its subsidiaries.  The goal is for the subsidiaries to be able to focus on growth activities such as marketing, sales and product.  Centralizing these administrative tasks at the Legion level requires the Legion executive and administrative staff to focus on these activities and to partner with external service providers in the areas of Finance, Accounting, Legal and Human Resources.  The Company employs a leader for each of its subsidiaries.  This leader has the responsibility of leading the day-to-day efforts of the company, overseeing the company staff, and rolling out marketing and sales initiatives to help drive growth.  These leaders report directly to the Legion executive team.

The Company sees strong potential in Growth Collective Solutions, Inc., a business that connects high growth start-ups, agencies and venture capital firms with highly vetted and experienced freelance marketers.  This is a market that the Company believes has the potential to grow considerably in coming years given greater adoption of freelancers as a means of staffing for companies and a continued move to remote work arrangements.  In addition to investing in additional marketing and sales capabilities for Growth Collective Solutions, Inc. in 2022, the Company began the process of building a new version of the technology application that is the vehicle for the Growth Collective platform.  The Company believes that evolving Growth Collective’s technology platform leverages its unique capabilities in product development while giving the Company an advantage against its competitors.  Additionally, the Company sees an updated Growth Collective technology platform as a critical step in allowing Growth Collective to scale more effectively and efficiently. Finally, the Company believes that a more sophisticated technology platform within Growth Collective will increase the enterprise value of Growth Collective.  Given the importance of this effort, the development of the updated Growth Collective platform is being led by the Company’s executive team.  Further, consistent with the Company’s original business plan, the updated technology platform is being built by a team of designers and engineers in Poland.

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During fiscal year 2022, the Company also spent significant time, energy and capital on integrating Dealify, Inc.  Dealify is a marketplace that connects new and upcoming software companies with initial customers by selling lifetime access to the featured software.  At the time of acquisition, Dealify, Inc. relied heavily on Facebook marketing for driving a significant portion of its revenues.  Given a decline in the Return on Investment across Facebook for most companies in 2022, the Company had to quickly adjust its marketing strategy to stabilize and attempt to grow the business.  This effort required an investment of time, energy and capital throughout the year and led to a greater investment level than was anticipated.

During fiscal year 2022, the Company also tested strategies to grow Hello Bar LLC and its software platforms Hello Bar and Subscribers.  Early 2022 saw a decline in organic website traffic to Hello Bar and Subscribers due to Google algorithm updates as well as some re-directed traffic from former referring domains.  Therefore, the Company spent early 2022 on building strategic partnerships with the goal of accelerating growth through these partnerships.  The Company succeeded in solidifying two large strategic partnerships and spent time building technology to facilitate these partnerships.  These strategic partnerships have not led to the level of growth anticipated for Hello Bar. One strategic partner has been slow to ramp up, and the other cancelled the partnership after being acquired by a private equity firm.  Therefore, the latter half of the year involved the Company renewing its focus on organic marketing, testing paid acquisition channels, and testing a new monetization channel for Subscribers.

Finally, during fiscal year 2022, the Company spent time on Convert More, Inc., owners of OnboardFlow. Though it acquired OnboardFlow, the Company has viewed the product as a “new venture” and invested in Research and Development to build out the software platform to determine whether it could realistically bring the product to market for customers. The technology has proven to be difficult and expensive to build and maintain. As of December 31st, 2022, the Company was considering whether to continue dedicating resources to this venture. As of that date, the Company decided to keep working on the product to see if it could bring the technology to market.

In addition to its currently owned ventures, the Company considered additional acquisitions and new ventures in 2022.  While the Company believed that the year would be best suited to focus on its existing ventures, it did research a series of new markets for new venture creation and also researched a number of potential acquisitions.  As of December 31st, 2022, the Company did not have any immediate plans to acquire an additional venture and also did not have immediate plans to build a new venture.  The Company does believe that it’s important to consider additional ventures in 2023 and is considering markets and acquisition opportunities while planning on testing the market to determine whether it believes it can raise the additional capital to support new acquisitions or ventures.

The Company’s Market

The Company is primarily focused on software, ecommerce, and marketplace businesses. The software as a service or “SaaS” market is evolving quickly. Based on our observation, the SaaS market, as well as a variety of other markets and industries, grew at an accelerated pace between March 2020 and March 2021 due to COVID-19 changing the way companies work. During this time, more companies were moving their operations online or needed tools to more effectively do their jobs remotely. Also, during this period, the multiples on businesses that might have been a good fit for the Company increased substantially, rendering them outside of our range of opportunities. However, with restrictions easing and vaccines becoming more available, we saw a decline in web traffic throughout 2021 and much of 2022.  Further, declines in tech valuations and investments in the public markets in 2022 trickled down to smaller private companies in 2022, and the inflationary environment put downward pressure on technology customers in 2022.  This meant less available cash for testing new products and software, and they were more hesitant to spend on marketing in 2022, given unknowns about the economy.  Things were complicated further by significant declines in returns on investment across platforms such as Facebook due to impacts from changes from Apple and a continued move from desktop to mobile devices.  The above challenges forced the Company to regularly adapt its strategy throughout 2022 to still achieve growth from 2021 to 2022.  The Company believes that these market challenges will continue through 2023 and may escalate further before easing.  The Company also believes that these challenges may present opportunities for winning greater market share from competitors and having opportunities for future acquisitions.

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Competition

Given that the Company is a platform of multiple tools and marketplaces for sales tech and marketing tech, its products have a broad range of competitors. For Hello Bar and Subscribers, the focus on conversion rate optimization and content creation places us in competition with companies such as Optinmonster, Privy, Optimonk, Unbounce, Hubspot, and VWO. Some of these competitors have the backing of large venture capital funds and other resources. In seeking to break into the analytics market, we also face direct competition from Google Analytics and Mixpanel. Our strengths are our product expertise in terms of product ease of use and specific features designed for niche and fast evolving markets. Our management team has the expertise in this market to see the niche areas our competitors have not addressed. Unlike our well-funded competitors who typically focus on large enterprise customers, we tend to go after the middle segment of the market as well as small and medium businesses. We believe we have a competitive advantage in our ability to be flexible in our pricing.  In 2022, we also saw an increased need from our Subscribers customers for using web push for monetization.  Therefore, we invested resources to build new monetization features into Subscribers that we could test in early 2023.  Given Subscribers’ strong footprint in the market (it is currently ranked as the 4th largest web push platform by BuiltWith), we believe that we have an opportunity to scale revenues by rolling out monetization features for our customers.  Finally, we see geographic opportunities for both Hello Bar and Subscribers.  While there is very strong competition in the U.S. for similar products, we see less competition in other markets such as Europe.

For Dealify, the company has multiple competitors that sell access to subscription software deals. The largest competitor is AppSumo, a large and well-entrenched company that has achieved substantial revenue. The Company faces other, smaller competitors as well, though these other companies have not reached the same level of scale. Dealify aims to compete based on the quality of deals it offers and the customer service it provides to its customers.  We also believe it’s important to increase the brand loyalty from our customers, and consequently we rolled out a “membership program” in late 2022.

Growth Collective operates in a fast growing industry that has further grown from recent changes to more remote workforces. The Company’s direct competitors include similar premium marketing freelancer platforms such as Mayple and MarketerHire, as well as larger broad freelancer marketplaces such as Upwork and Fiverr. Growth Collective competes based on its vetting process, its high-end and strongly-vetted freelancers, and its combination of tech-enabled and human matching of freelancers and companies.  We also believe that our focus on being a true technology platform will help us to win against some of our fast-growing competitors.  Some of our largest competitors have spent considerable capital on building up large sales and marketing teams and seem to be doubling down on being agencies rather than true technology companies. Finally, several of our competitors charge excessive fees, provide low-quality customer service, and operate without transparency, and these liabilities create opportunities for Growth Collective.

Finally, OnboardFlow competes with larger analytics companies that focus on insights for app developers. These companies include Segment, Amplitude and Mixpanel. Onboard Flow looks to compete based on ease of adoption, ease of use and affordability.  This is proving to be much more difficult than anticipated as the infrastructure costs get very large, very quickly for these kinds of businesses, and we do not see it feasible to raise a large round of capital specifically for this business to support such costs.

Employees

As of December 31, 2022, the Company had a total of ten (10) full-time employees and one (1) part-time employee working in Legion Works and its subsidiaries.  Executives Ryan Bettencourt (CEO), Caleb Green (COO) and Grant Bostrom (Head of Ventures) are full time at Legion. Michael Kamo remains with the Company as Chairman of the Board, but does not currently serve as an executive officer.

Additionally, each of Legion Works’ subsidiaries is led by, at least, one executive.  As of December 31st, 2022, Michael Wicker was the General Manager of Hello Bar, Dan Minahan was the CEO and Felix Remennik was the President of Growth Collective, and Dan Canfield was the General Manager of Dealify.  Charlie Bateman was splitting his time between being the General Manager of OnboardFlow and doing outbound sales for Growth Collective.

In addition, Legion Works has engaged with other key individuals as contractors and consultants who possess a range of expertise, including marketing, business development, software engineering, business operations and other areas. These contractors and consultants work in our subsidiaries, and almost of them are based internationally. For details, see “Management’s Discussion and Analysis.”

We expect the number of business and direct research personnel hired by Legion Works will scale based upon funds raised in the Company’s offering under Regulation A and as operating needs warrant. For information regarding the impact of the tight labor market and inflation, see “Management’s Discussion and Analysis – Operating Expenses” and “--Key Trends.”

Intellectual Property

Currently, the Company’s subsidiary, Hello Bar, holds a trademark. The Company filed an application for extension of this trademark in 2022, and a 10 year extension was granted by the U.S. Patent and Trade Office on August 26th, 2022. The Company also filed for a trademark for Growth Collective in 2022, and is waiting to learn whether it has been accepted. As the Company’s business develops, in particular its software products, we expect to file more trademarks and possibly patents as well.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2022 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements

The Audit Reports for our Audited Financial Statements for the Fiscal Years Ending December 31, 2022 and 2021

Our financial statements for the fiscal year ending December 31, 2021, were audited by Alan T. Schiffman, CPA, PC (“Schiffman, CPA, PC”), whose firm was subsequently acquired by Goldstein & Loggia CPA’s, LLC (“Goldstein & Loggia”). The partner from Schiffman, CPA, PC served as a consultant to the Goldstein & Loggia team that audited our 2022 financial statements. Nevertheless, our audit report for our 2021 financial statements has been issued by Schiffman, CPA, PC, and our audit report for our 2022 financial statements has been issued by Goldstein & Loggia.

Overview

Legion Works, Inc. was incorporated on November 20, 2019, as a Delaware corporation. The Company is building up a series of online software, e-commerce and marketplace tools to help companies market and grow their businesses. The Company operates as a software development and acquisition company that develops software platforms and sources SaaS, e-commerce and online marketplace businesses in markets the Company believes are ripe for a tech-enabled venture to scale. The Company has been centralizing administrative operations at the Legion level and adding sales, marketing and product resources and initiatives at our owned entities.

A key part of our strategy is to centralize administrative functions such as Legal, Accounting, Finance and Human Resources at the Legion level so that our owned entities can focus on growth activities without the burdens of day to day administrative tasks.  The Legion executive team manages these administrative functions and provides overall leadership, raises capital and interacts with investors, seeks out new acquisition opportunities, determines possible new ventures to create, fulfills on the requirements of Regulation A+, and other related duties.  The Legion executive team also executes key initiatives within the individual entities, with a focus on product and marketing activities.  In 2022 much energy and effort was put into centralizing the administrative functions at the Legion level.  The Company and its executive team continues to work on finding a balance between spending time on the required administrative activities to support its many ventures and the need to help its subsidiaries grow through actively assisting in the execution of growth activities at those subsidiaries.  The Company spent a great deal of time on administrative duties in 2022 and believes that it should employ more administrative resources in 2023 so that it can focus more energies on growth activities for each of its ventures.

In 2022, the Company also spent a great deal of time investing in activities within the individual entities to help those companies to grow and scale.  2022 posed new challenges for both Legion Works and its individual entities.  Given headwinds in the economy and some technology and strategy changes within major marketing platforms, it was more expensive in 2022 to acquire and retain customers.  Within a strong inflationary environment, the Company found it more difficult to attract and retain employees, and salaries and benefits were more expensive than expected.  And, the technology sector also faced challenges in the public and private markets. This left companies with less available cash to spend on trying and keeping new software products and platforms.

2022 was a year that required significant focus and adaptability, and we decided to spend much of the year on our existing ventures.  This meant that, while we considered acquiring and starting new ventures, we felt it best to focus our energies and capital on giving our current ventures the best chances for growth.  Further, we were required to be nimble and regularly test new strategies, approaches and channels for growth.  Many strategies that worked for our various entities prior to 2022 did not work as well in 2022.

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In the face of these challenges, we believe the company showed its resiliency and created additional opportunities.  COO Caleb Green was hired in the second quarter of the year and quickly made valuable contributions in helping us to streamline our efforts, track performance to drive accountability across the organization, and have clear goals and plans of execution.  As a company, we saw the need to evolve the technology platform within Growth Collective and hired a product and engineering team in Poland to start building the next version of Growth Collective’s technology.  We responded to significant challenges within Dealify, a company that was heavily dependent on Facebook ads for its revenue and growth and needed to test new marketing channels to get back on course when Facebook ad performance became more difficult for all companies.  We hired new leadership to help lead Dealify and Growth Collective, and we promoted a long-standing member of the Hello Bar team to General Manager to lead Hello Bar and Subscribers.  We opened a European entity to have a footprint to explore growth opportunities for Legion and our individual entities and to have a base from which to manage our product development efforts in Poland.  And, our executive team balanced the tremendous requirements of managing the administrative functions of our ventures and the significant requirements of Regulation A+ reporting with the need to also execute key initiatives within our entities.

While we had hopes of growing faster in 2022, our revenue did grow by nearly 55%.  Our expenses were also higher in 2022 but we worked hard to keep our costs in line during the year in an effort to maintain what we considered to be a reasonable burn rate by start-up standards.

The Company believes that 2023 will continue to have macroeconomic challenges, such as above average inflation and uncertainties about the stock market and housing, both of which could produce additional headwinds.  The Company also believes that the cooling in the tech industry could remain throughout the year and that the flow of investment capital will be slower for tech companies.  However, the Company also believes that it strengthened the team in 2022, built strong administrative foundations, built a clear executional plan, and leveraged its leaders’ experience managing through market challenges. As the Company looks forward to 2023, it sees potential opportunities presented by market challenges.  Therefore, while the Company makes no guarantees, it did spend time at the end of 2022 considering additional acquisitions, exploring ideas for creating an additional venture, and researching how it might raise additional capital in 2023 to potentially fuel these possible opportunities.  The Company experienced market challenges as tech executives in 2008-2010 and believes that this experience will help it to navigate current and future potential market challenges.  During these challenges, Management believes it is key to remain lean, nimble and spend a great deal of time getting close to its customers.

Results of Operations for the Fiscal Year Ended December 31, 2022 Compared to Fiscal Year Ended December 31, 2021

Net loss for the fiscal year ended December 31, 2022 (“FYE 2022”) was $2,306,004 compared to a net loss of $1,551,019 for the fiscal year ended December 31, 2021 (“FYE 2021”), which we believe was driven by a number of factors discussed in detail below in “-- Operating Expenses” and “-- Other (Income) and Expenses.” Management notes that amortization for 2022 and 2021 was $1,027,104 and $868,430, respectively, which was our next largest expense for FYE 2022 after salaries and wages, and our largest expense during FYE 2021. As described elsewhere in this report, management has been working to conserve cash and be strategic with how we spend in this current environment. Overall we have seen a decrease in internet traffic, which has resulted in an increase in the cost of acquiring customers across the technology sector. Further, our target markets found it more difficult to raise capital and, therefore, were less willing to try new platforms and software.  During 2022, our competitors were also raising substantial funds from venture capital firms to scale their individual businesses. These well-funded competitors further drove up the cost of paid acquisition channels, such as paid search, paid social, and building sales and business development teams. Additionally, iOS 14 limits on targeting and capturing data made it more difficult to achieve strong Return on Ad Spending, which has had a negative impact on our subsidiary, Dealify. For more details see also “Business – Principal Products and Services.” Nevertheless, management has worked to find opportunities in this difficult environment, and we have seen our revenue increase to $2,500,299 for FYE 2002 from $1,612,798 for FYE 2021.

Revenues

The Company’s revenue on a consolidated basis for FYE 2022 came from the operations of Hello Bar, Growth Collective and Dealify. Dealify receives e-commerce revenue, and Growth Collective receives transactional revenue (percentage of revenue paid through the marketplace). Management has been investing in the growth of these entities through scaling up staff, marketing and sales to help these businesses grow faster. Nevertheless, we do not expect Growth Collective or Dealify to become profitable in 2023. Hello Bar was profitable in 2022 and we expect it to also be profitable in 2023.  Legion Works, which serves as the holding company for our subsidiaries, does not generate revenue.  Convert More has not yet begun generating revenue, and it is possible it will not generate revenue in 2023.

In 2022, we saw a continued decrease in revenue on Hello Bar/Subscribers from one of our largest partners and related party, Neil Patel Digital. We understand this decline was due to Neil Patel Digital changing its focus and overall company strategy to selling and marketing its own products rather than those of partners. In early 2023, revenue from this partnership has declined to almost zero. Mike Kamo, who serves as the Company’s Chairman of the Board, also is the Global CEO of Neil Patel Digital. The Company is working diligently to test other marketing channels such as Search Engine Optimization and Paid Search in hopes of replacing some of this lost revenue. Additionally, the Company is testing a new advertising based revenue stream to Subscribers in hopes of growing its revenues on the Subscribers product.

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Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts for its software products are renewed on average from a seven to twelve month period. The Company also recognizes revenue from the sale, lease or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied. The Company generates revenues by allowing its subscriber customers to use multiple interactive software platforms, including Hello Bar, Subscribers and Convert More. Both Dealify, Growth Collective and Convert More remain in the startup phase, and management expects to see further losses for the foreseeable future while we build our products, acquire more companies and assets, and establish our niche markets.

As noted above, we saw a substantial increase in revenue during FYE 2022 resulting in gross revenue of $2,500,299 as compared to $1,612,798 for FYE 2021.

Cost of Revenues

The Company’s cost of revenues for FYE 2021 was $551,438 compared to $208,237 for FYE 2021. This increase is largely the result of the Company operating Dealify for a full year.  Dealify is a marketplace business in which we keep a percentage of every sale, with the rest of the sale being delivered to the app supplier and counted as cost of revenue.  In addition, our cost of revenues include transaction fees paid to our payment processors at Hello Bar and Growth Collective.  Therefore, increases in aggregate revenues across those businesses will result in increased Cost of Revenues.

Operating Expenses

Operating expenses for FYE 2022 were $3,231,724 compared to $2,074,664 for FYE 2021. The Company’s largest expenses were salaries and wages, which were $1,348,908 for FYE 2022 compared to $563,101 in FYE 2021. This increase was a result of adding team members at Legion and across our subsidiaries, operating Dealify, Growth Collective and Convert More for the full year, as well as the need to increase salaries and benefits to attract and retain key employees.  Payments to contractors were reduced by approximately 9%, amounting to $648,387 in FYE 2022 compared to $687,486 for FYE 2021. As discussed further in “Trends” below, competition for talent in the tech sector has remained tight. Not only has the shortage of qualified tech workers driven up salaries and other benefits, the impact of inflation has also increased workers’ need for higher wages. In order to scale our growing company, we need to compete for talent against more well-funded competitors, which has been challenging.

The Company also saw an increase in operating expenses due to the significant increase in advertising and marketing, which climbed to $440,418 during FYE 2022 from $102,497 during FYE 2021.  Growth Collective and Dealify both rely on paid acquisition (online advertising) to drive leads and sales.  We also tested paid acquisition for Hello Bar in 2022 given a reduction in organic traffic for Hello Bar and Subscribers.

Other (Income) and Expenses

Management notes that amortization for 2022 and 2021 was $1,027,104 and $868,430, respectively, which was our next largest expense for FYE 2022 after salaries and wages, and our largest expense during FYE 2021.  Our acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, which is between three to five years in most cases except goodwill, which amortizes over fifteen years. For details see Note 5 to the financial statements.

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Liquidity and Capital Resources

The Company had net cash of $4,673,907 as of FYE 2022 compared to $5,013,056 for FYE 2021. The Company’s largest source of funding has been the proceeds from its offering under Regulation A of Units comprising Voting Common Stock and Warrants. As of December 31, 2022, the Company has sold 4,364,646 shares of Voting Common Stock, plus 525,789 warrants to purchase Voting Common Stock, for net proceeds of $10,712,402. For more details regarding our Regulation A offering, see Note 10 to the financial statements. Subsequent to December 31, 2022, the Company has sold an additional 4,700 Units for approximately $16,920 gross proceeds, and no warrants have been exercised.

The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar, Convert More, Dealify and Growth Collective.  As of December 31st, 2022 all financial obligations for each of these acquisitions have been fulfilled, including the two last payment of $200,000 remaining under the Hello Bar purchase agreement, which were paid on July 6, 2022, and October 25, 2022. We also paid the last $50,000 payment due under our purchase agreement for Dealify on August 9, 2022. For details regarding our acquisitions see Note 4 to the financial statements. As of December 31st, 2022, Legion owns 100% of Hello Bar, 90% of Growth Collective, 94% of Dealify and 90% of Convert More.

Proceeds from the Regulation A offering were also used to fund operational efforts at Legion and its subsidiaries in 2022.  These proceeds were used to invest in resources and strategies to attempt to grow the Company’s subsidiaries, fund the work required to centralize administrative tasks, and to research additional acquisition or new venture efforts.

The Company does not generate sufficient revenue to cover all of its operating expenses at this time. This means that additional proceeds from our Regulation A offering will need to be used in 2023 to fund current operations and invest in activities in an effort to grow current ventures.  While the Company believes it has enough capital to support these efforts for at least 12 months, it also anticipates needing additional capital to help it acquire or start additional ventures.  Further, with current market conditions, scaling its additional ventures has proven to be more difficult and costly than anticipated. As discussed above, we have observed a significant increase in operating expenses due to increased salaries and wages as a result of inflation, which we do not anticipate changing in the near future. We have also observed downward pressure on some of our revenue channels due to decreased internet traffic, changes in technology that limits our ability to collect data on behalf of our subscribers, and increased competition from well-funded competitors. In addition to these trends, further pressure on revenue has been from our need to increase spending on our marketing. Any change in these factors or the overall economy could have a material impact on our business plan, results of operations, and financial condition.

The Company believes it is important to add additional ventures in 2023 and anticipates it will need to spend significant time in 2023 raising capital to support these efforts.  Further, the Company believes it may need to invest in additional resources to support the administrative requirements for the Company in order for the Legion executive team to be able to actively support the growth of its current subsidiaries and to drive the efforts to potentially acquire or start new ventures.

The Company does not have any revolving credit facilities or other debt with which to fund its operations. If the Company is not able to raise enough capital through its Regulation A offering, or through other future offerings, including potential private offerings or debt, we may not be able to implement our business plans unless we obtain additional financing or are able to otherwise generate revenues and profits. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

Key Trends

Overall, the economy during 2022 has impacted our business in a number of ways. Overall, concerns about the economy have resulted in our customers being more hesitant to renew their business with our subsidiaries.  Further, attracting new customers has become more difficult and expensive given increased competition and lower conversion rates given that potential customers have less cash and have found it more difficult to raise capital.  Continued changes across marketing platforms such as Google and Facebook have increased the costs of acquiring new customers.  During 2022 higher inflation and a shortage of workers generally also created an expectation of higher wages for workers. As a result, we have been paying higher wages for both employees and contractors. We are also seeing increased costs related to health care, and other benefits that we provide our employees as part of our effort to hire and retain them. The Company believes these trends are consistent with what our competitors are seeing as well.  This has meant that our competitors are also seeing downward pressure on revenue, increasing costs, and the need to raise additional capital and to quickly test and adopt new strategies for growth.

While the Company faced significant market challenges in 2022, it also believes its overall business plan and managerial discipline position it well to navigate these challenges. Unlike many early-stage companies, Legion is diversified in nature with multiple holdings.  Further, because the Comopany acquired its current subsidiaries, there exists real asset value for those subsidiaries, which value is based on traction and revenue rather than future potential alone.  The Company also believes it has built a series of financial tracking and operational schemas to allow it to be nimble in the event that raising additional capital becomes difficult.  Finally, the Company believes that its leadership team has experience navigating market uncertainties, since they have built companies in both markets fueled by tailwinds and challenged by headwinds.

The Company believes that the challenges of 2023 will also present opportunities for winning additional market share for its existing ventures and for acquiring and building additional ventures.  These efforts may require additional capital to execute.  While the Company believes that raising capital in 2023 will be more difficult than previous years for all tech and early-stage companies, it also believes that its business model has strong appeal in the current market environment.

Given market uncertainties in 2023, the Company believes it will need to remain nimble, understand each of its ventures well through strong data and analytics, invest in its team to develop further leadership skills, and test new markets and strategies for its subsidiaries quickly and affordably.

9

ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follow:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	48	November 2019 to present	Full time

Caleb Green	COO	38	April 2022	Full time

Keiran Flanigan	Head of Products	37	November 2019 to present	Full time	(1)

Grant Bostrom	Head of Ventures	42	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	48	November 2019 to present

Michael Kamo	Chairman of the Board	36	November 2019 to present

(1)    Keiran Flanigan had previously been part time, but has become full time as of March 1, 2023.

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became Chairman of the Board of Hello Bar, a role in which he continues to serve. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

Caleb Green, Chief Operating Officer

In April, 2022 Caleb Green joined Legion as its Chief Operating Officer. With more than a decade of experience at hyper-growth technology, marketplace, and media businesses, Caleb will focus on growing Legion's businesses and improving overall scalability. Caleb most recently served as the Head of Internal Operations at Snagajob, the world's largest marketplace for hourly work. Caleb joined Snagajob in January 2015, and variously led the Strategy, Operations, and Financial Planning teams. In his role at Snagajob, he was responsible for spearheading numerous strategic initiatives, including product launches and M&A integrations. Prior to Snagajob, Caleb managed video publishing and growth at Vox Media, where he tripled audience viewership at brands like Eater, The Verge, Vox.com, and Polygon. Caleb's entrepreneurial spirit runs deep, and during his early career he founded or co-founded two technology/media companies. Caleb has an MA from the University of Chicago and a BA from the University of Pennsylvania.

10

Keiran Flanigan, Head of Products

Keiran Flanigan has been Head of Products for the Company since inception in November 2019. From February 2019 through October 2020, Keiran was the full-time Head of Product for Hello Bar, LLC. Keiran moved to a part-time role at Hello Bar in October 2019 so that he could continue to help Hello Bar grow while dedicating additional time to Legion. From January 2018 to February 2019 Keiran was a freelance web and mobile developer building a variety of products in the software and e-commerce markets. From 2014-2018 he was the Co-Founder and Head of Product/Creative for Cursive Labs, LLC and its flagship product, Spoutable. From 2009-2012 Keiran was the Lead iOS Developer for Rage Digital, a design and development company. From 2012 through 2014, Keiran has done freelance projects for the likes of the NFL, Hyundai, 24-Hour Fitness and dozens of start-ups.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

Michael Kamo, Chairman of the Board of Directors

Michael Kamo has been the Chairman of the Board of Directors since its inception in November 2019 and served as the Company’s COO from inception until April 29, 2022. Beginning October 2017 to the present, Mike has been the Co-Founder and CEO of Neil Patel Digital, LLC, a digital agency. From October 2016 to January 2019, he was the Co-Founder and CEO of Hello Bar LLC. From January 2011 to December 2016, Mike was Founder and CEO of Stride App LLC and was a content entrepreneur along with Neil Patel. In 2013, Mike, who was then known by the name Michael Kamfiroozie, and Kore Services, LLC (“Kore”), doing business as Auto Debt Consulting, a company he owned, and the principal of another California-based company, NAFSO VLM, Inc. (“NAFSO”), entered into a stipulated order with the Federal Trade Commission (“FTC”), related to motor vehicle loan assistance products and services. The FTC’s allegations, which were neither admitted nor denied by the defendants, alleged that the defendants made false and misleading statements that they would obtain for consumers loan modifications that would make auto loans more affordable or consumers would receive a refund. The settlement bans the defendants from providing any type of motor vehicle debt relief service; prohibits them from making misrepresentations about any other financial related product or service they market; and requires them to support claims with competent and reliable evidence. The FTC settlement included a $279,728 judgment, which was paid by Kore and NAFSO. In 2017, Mike legally changed his name from Michael Kamfiroozie to Michael Kamo.

11

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2022, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)		Total compensation ($)
Ryan Bettencourt	CEO, CFO and Secretary	$264,100.00		$12,000.00	(1)	$276,100.00
Caleb Green	Chief Operating Officer	$147,333.00	(2)	$12,500.00	(3)	$27,250.00
Grant Bostrom (3)	Head of Ventures	$108,000.00		0.00		$108,000.00

________

(1) Expenses paid by the Company to cover the cost of temporarily living in Germany while overseeing product development.

(2) $14,000 of cash compensation was earned as a contractor for a short period of time prior to his becoming a full time employee.

(3) This cash bonus for 2022 has not yet been paid. Amount does not include shares of Super Voting Common Stock awarded pursuant to Mr. Green’s employment agreement, subject to vesting, as described below. As of April 30, 2023, 51,074 shares of Super Voting Common Stock will have vested under the terms of his employment agreement.

Except as described below, the Company does not have employment agreements with its executive officers at this time.

Our board of directors did not receive compensation for their board service for the fiscal year ended December 31, 2022, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. There were two persons serving in that group during fiscal 2022 – Ryan Bettencourt and Michael Kamo.

Employment Agreement

Our COO, Caleb Green, has an employment agreement with the Company under which he receives a base salary of $200,000 per year with an annual bonus up to a maximum of $85,000 based upon the Company achieving certain annual revenue goals. The agreement also gives him the right to service-based equity compensation earning up to 1.5% of the Company’s Super Voting Common Stock outstanding as of May 1, 2022, which amounts to 204,528 shares of Super Voting Common Stock that will vest quarterly over four (4) years at a rate of 0.09375% or 12,766 shares per quarter. In the event of a change of control of the Company, Caleb’s service-based equity will accelerate and become fully invested. He can also earn performance-based equity compensation equal to 1% of equity at a rate of 0.25% each time the Company achieves $5,000,000, $10,000,000, $15,000,000 and $20,000,000 revenues based on the Company’s twelve (12) month consolidated revenues. If the Company has a change of control, Caleb’s performance-based equity will accelerate and become fully vested to the next revenue level. The agreement provides for a three-month severance package comprising base salary and health benefits, and forfeiture of unvested equity, if the Company terminates him without cause. The agreement also covers confidentiality and the Company’s proprietary rights over work product. For details see Exhibit 6.8 filed as an exhibit to this Annual Report. Management is in the process of determining what, if any, revisions may be made to Mr. Green’s employment agreement.

12

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of April 21, 2023, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(4)	Class of securities	Amount and nature of beneficial ownership (1)(2)		Amount and nature of beneficial ownership acquirable		Percent of class
Ryan Bettencourt	Super Voting Common Stock	2,350,000				25.13%
	Voting Common Stock	800				>1%

Michael Kamo	Super Voting Common Stock	5,860,000				62.67%
	Voting Common Stock	800				>1%

Directors and Officers as a group (4 persons in this group)	Super Voting Common Stock	8,736,074	(3)	475,000	(4)	98.51%
Directors and Officers as a group (4 persons in this group)	Voting Common Stock	1,600				>1%

(1)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of April 21, 2023, 9,350,000 shares of Super Voting Common Stock were outstanding, including shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of April 21, 2023, 3,786,903 shares of Voting Common Stock were outstanding.

(2)	Messrs. Bettencourt and Kamo purchased their shares of Voting Common Stock through the Company’s Regulation A offering.

(3)

Includes 51,074 shares of Super Voting Common Stock that vested under Mr. Green’s employment agreement. This amount excludes the remaining 153,454 shares of Super Voting Common Stock that will vest quarterly over four (4) years at a rate of 0.09375% or 12,766 shares per quarter. For details, see “Compensation of Directors and Executive Officers – Employment Agreement.”

(4)

Comprising 475,000 shares of Super Voting Common Stock subject to a 4-year vesting schedule which began January 10, 2020. On January 10, 203, 75% of the shares became fully vested, and the remaining shares shall be released from the repurchase options on the fourth anniversary of the stock purchase agreement. Additionally, this column excludes 1.5% of Super Voting Common Stock, or 93,500 shares, assuming the number of outstanding shares remains the same, which will vest depending on the Company achieving certain revenue goals in the future. See “Compensation of Directors and Executive Officers – Employment Agreement.”

(5)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

13

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Hello Bar Acquisition

On December 31, 2021, the Company acquired 100% of the membership interests in Hello Bar LLC (“Hello Bar”), a California limited liability company, for a purchase price of $2,750,000 (the “Purchase Price”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Chairman of the Board of the Company. For more details regarding this transaction, see “The Company’s Business.” Prior to this transaction, Ryan Bettencourt was the CEO of Hello Bar.

Issuance of the Company’s Super Voting Common Stock to Executive Officers and Directors

The Company sold Founders Shares to members of the Management team as well as to an outside advisor. Stock Purchase Agreements were signed between the Company and each member who purchased Founders Shares in early 2020. At the end of 2020 the Company had issued 9,350,000 shares of Super Voting Common Stock to the Company’s officers and directors as well as one outside advisor. These shares were issued in late 2019 and early 2020 in exchange for proceeds amounting to $935. The Company does not have any additional stock programs in place for the management team though it anticipates creating one as the Company grows.

Legion Works Partnership with Neil Patel Digital

Mike Kamo, who serves as the Company’s Chairman of the Board, also is the Global CEO of Neil Patel Digital. For details regarding the partnership, see “Management’s Discussion and Analysis -- Results of Operations for the Fiscal Year Ended December 31, 2022 Compared to Fiscal Year Ended December 31, 2021 – Revenues.”

ITEM 6. OTHER INFORMATION

None.

14

ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2022 AND 2021

15

GOLDSTEIN & LOGGIA CPA’S, LLC

707 TENNENT ROAD

MANALAPAN, NJ 07726

(732) 617-7004

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Legion Works, Inc

La Jolla, California

Opinion

We have audited the accompanying consolidated financial statements of Legion Works, Inc (A Delaware Company) and Subsidiaries (the “Company”), which comprise of the Consolidated Balance Sheet as of December 31, 2022, and the related Consolidated Statement of Operations, Consolidated Statement of Changes in Stockholders’ Equity, and Consolidated Statement of Cash Flows for the year ended and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 12 to the consolidated financial statements, the Company has experienced recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Prior Period Financial Statements Audited by a Predecessor Auditor

The Consolidated Balance Sheet as of December 31, 2021, and the related Consolidated Statement of Operations, Consolidated Statement of Changes in Stockholders’ Equity, and Consolidated Statement of Cash Flows of the Company for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated June 22, 2022.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for a reasonable period of time.

•	The auditor has not been engaged to communicate key audit matters.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ GOLDSTEIN & LOGGIA CPA’s, LLC

GOLDSTEIN & LOGGIA CPA’s, LLC

April 11, 2023

F-1

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021

ASSETS	2022	2021
Current Assets
Cash and Bank	$4,673,907	$5,013,056
Accounts receivable	52,850	-
Prepaid expenses	3,303	-
Other current assets	12,977	-
Total Current Assets	4,743,037	5,013,056

Property plant and equipment	20,178	20,178
Less: accumulated depreciation	(9,293)	(6,572)
Total Property and Equipment	10,885	13,606

Other Assets
Cost of App Platform	1,835,000	1,835,000
Intangible assets	2,468,690	2,468,690
Goodwill	17,280	17,280
Less: accumulated amortization	(1,899,278)	(872,174)
	2,421,692	3,448,796
Imputed Interest	-	42,805
Total Other Assets	2,421,692	3,491,601

TOTAL ASSETS	$7,175,614	$8,518,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$175,863	$160,769
Short term loans	22,450	27,634
Accrued payroll	59,193	-
Current portion of long term debt, note payable	-	900,000
Other current liabilities	79,388	98,908
Total Current Liabilities	336,894	1,187,311

TOTAL LIABILITIES	336,894	1,187,311

STOCKHOLDERS' EQUITY
Super Voting Common Stock, $0.0001 Par Value; 20,000,000 Shares Authorized; 9,350,000, Issued and outstanding as of December 31, 2022 and 2021.	935	935
Voting Common Stock, $0.0001 Par Value; 80,000,000 Units Authorized; 4,364,646 and 3,993,827 Issued and Outstanding, as of December 31, 2022 and 2021, respectively.	436	399
Additional paid-in capital, net of capital raise expenses	9,407,293	8,898,667
Warrants Equity	1,305,109	-
Non controlling interest	(77,869)	(5,896)
Retained earnings	(3,797,184)	(1,563,153)
TOTAL STOCKHOLDERS' EQUITY	6,838,720	7,330,952

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,175,614	$8,518,263

 See Independent Auditor's Report and Notes to Consolidated Financial Statements

F-2

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021

REVENUE
Revenue	$2,500,299	$1,612,798

Cost of Revenue	551,438	208,237
Gross profit	1,948,861	1,404,561

OPERATING EXPENSES
Advertising and marketing	440,418	102,497
Bank charges and fees	1,233	1,489
Contractors	648,387	687,486
Dues and subscriptions	332,076	259,800
General and administrative	117,278	72,098
Insurance	50,083	83,008
Office supplies and software	64,643	15,294
Payroll fees and taxes	101,348	45,025
Professional and legal	106,699	243,275
Rent	100	44
Salaries and wages	1,348,908	563,101
Transportation	20,551	1,547
TOTAL OPERATING EXPENSES	3,231,724	2,074,664

OTHER (INCOME) AND EXPENSES
Interest	(6,750)	11,649
Foreign currency translation (gain) / loss	66	1,554
Depreciation	2,721	4,036
Amortization	1,027,104	868,430
Other income	-	(4,753)
TOTAL OTHER (INCOME) AND EXPENSES	1,023,141	880,916

NET LOSS	(2,306,004)	(1,551,019)

Minority interest in earnings of subsidiaries	(71,973)	(5,896)

NET LOSS ATTRIBUTABLE TO LEGION WORKS, INC AND SUBSIDIARIES	$(2,234,031)	$(1,545,123)

See Independent Auditor's Report and Notes to Consolidated Financial Statements

F-3

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

		Common Stock			Additional	Number			Non
	Number of shares	Super Voting	Number of shares	Voting	paid-in capital	of warrants	Warrants	Retained Earnings	Controlling Interest	Total

BALANCE, DECEMBER 31, 2020	9,350,000	$935	1,415,571	$142	$3,167,898		$-	$(18,030)		$3,150,945

Issuance of shares			2,578,256	257	6,547,630					6,547,887

Net loss from operations								(1,545,123)	(5,896)	(1,551,019)

Cost of raising capital					(816,861)					(816,861)

BALANCE, DECEMBER 31, 2021	9,350,000	$935	3,993,827	$399	$8,898,667	-	$-	$(1,563,153)	$(5,896)	$7,330,952

Issuance of shares			370,819	$37	$938,835	525,789	$1,305,109			$2,243,981

Net loss from operations								(2,234,031)	(71,973)	(2,306,004)

Cost of raising capital					(430,209)					(430,209)

BALANCE, DECEMBER 31, 2022	9,350,000	$935	4,364,646	$436	$9,407,293	525,789	$1,305,109	$(3,797,184)	$(77,869)	$6,838,720

See Independent Auditor's Report and Notes to Consolidated Financial Statements

F-4

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,234,031)	$(1,545,123)
Depreciation	2,721	4,036
Amortization	1,027,104	868,430
Imputed interest	42,805	-
Minority interest in subsidiary earnings	(71,973)	(5,896)
Adjustments to reconcile net loss to cash provided by
operating activities:
Changes in operating assets and liabilities
Accounts receivable	(52,850)	-
Prepaid expenses	(3,303)	-
Other current assets	(12,977)	-
Accounts payable	15,094	160,710
Accrued payroll	59,193	-
Other current liabilities	(19,520)	98,908
Net cash used in operating activities	(1,247,737)	(418,935)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiary	-	(1,617,735)
Acquisition of intangible asset	-	(53,011)
Net cash used in investing activities	-	(1,670,746)

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments of) Proceeds from short term loans	(5,184)	27,634
Proceeds from issuance of common stock	508,663	5,731,027
Proceeds from exercising of warrants	1,305,109	-
(Payment of) note payable	(900,000)	(900,000)
Net cash provided by financing activities	908,588	4,858,661

Net change in cash and cash equivalents	(339,149)	2,768,980

Cash and cash equivalents, beginning of period	5,013,056	2,244,076

Cash and cash equivalents, end of period	$4,673,907	$5,013,056

See Independent Auditor's Report and Notes to Consolidated Financial Statements

F-5

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Legion Works, Inc (the “Company”) was incorporated on November 20, 2019 as a Delaware C corporation located in San Diego, California. The Company’s corporate year-end is December 31.

The Company operates as a software development and acquisition company that develops software platforms and sources Software as a Service (“SaaS”), ecommerce and online marketplace businesses in markets which the Company believes are ripe for a tech-enabled ventures to scale. The Company focuses primarily on acquiring and building online businesses that are in the Marketing Tech and Sales Tech markets. Meanwhile, the Company also considers opportunities in related or ancillary markets, such as Internet-based or e-commerce markets, where the Company sees high growth potential. The Company identifies markets with specific and known needs with recurring revenue and targets enterprises within that market. The Company’s management enhances the target by providing expertise in tech, marketing, business development and operations to dramatically increase scale and profitability. The Company’s management team has had historic success sourcing, acquiring, growing and monetizing these types of companies and believes this experience makes the Company well suited to identify, source, negotiate and execute software company acquisitions with the ultimate goal of pursuing attractive risk-adjusted returns for our shareholders. The Company will seek business opportunities primarily in online software, including, but not limited to marketing and sales software tools and e-commerce software tools. The Company will be opportunistic in seeking acquisitions both in the United States and internationally.

Based upon the Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC (“Hello-Bar”). As a result, the Company’s consolidated financial statements include the consolidation of the Company and its subsidiary, Hello-Bar. Hello- Bar has a valued brand, recognized for its multiple software product platforms and interactive websites, which are utilized by many subscribers. The CEO of the Company was also the CEO of Hello- Bar, commencing January 2019.

Based upon the Shareholder Agreement dated March 26, 2021, the Company purchased ninety percent (90%) of the outstanding common stock of Convert More, Inc. for a cash purchase price of $67,500. The purchase price was based  upon management’s determination of fair market values of the acquired assets. As a result, the Company’s consolidated financial statements include the consolidation of the Company and its subsidiary, Convert More, Inc. Convert More, Inc. was acquired mainly due to its code base which the seller spent one year developing. (See Note 4 for purchase details)

Based upon the Shareholder Agreement dated November 5, 2021, the Company purchased ninety four percent (94%) of the outstanding common shares of Dealify, Inc. The purchase price was based upon the agreements value statement in which the buyer ascribed value to the various assets owned by Dealify Inc. As a result, the Company’s consolidated financial statements include the consolidation of the Company and its subsidiary, Dealify, Inc. (See Note 4 for purchase details)

F-6

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

ORGANIZATION (continued)

Based upon the Stock Purchase Agreement dated November 16, 2021, the Company purchased ninety percent (90%) of the outstanding common shares of Growth Collective Solutions, Inc. (“Growth Collective") The purchase price was based upon the agreement’s value statement in which the buyer ascribed value to the various assets owned by Growth Collective. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Growth Collective. (See Note 4 for purchase details)

Based upon the Stock Purchase Agreement dated September 22, 2022, the Company purchased a hundred percent (100%) of the outstanding common shares of Legion Works GmbH. (See Note 4 for purchase details)

The Company is considered as an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Since the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

BASIS OF PRESENTATION

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

RISKS AND UNCERTAINTIES

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

F-7

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

CONCENTRATION OF CREDIT RISK

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2022 and 2021, the Company had $4,673,907 and $5,013,056 of cash on hand, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is initially recorded at cost and subsequently measured at cost less accumulated depreciation. Depreciation is recognized in Consolidated Statements of Operations and is provided over the estimated useful life of the assets as follow:

Computer Equipment	- 5 years straight line
Servers	- 7 years straight line
Software	- 3 years straight line

RECEIVABLES AND CREDIT POLICY

Based upon monthly contracts, (see discussion below), the Company sells subscriptions to use the various software app platforms. Trade receivables from subscribing customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables will be stated at the amount billed to the customer. Payments of trade receivables will be allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced any write-downs in its accounts receivable balances.

F-8

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

INTANGIBLE ASSETS

In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carries forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortizes the aggregated costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Maintenance of the platform will be expensed.

The Company reviews the carrying values of intangible assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, the effects of obsolescence, demand, competition, and other economic factors. There was no impairment for December 31, 2022 and 2021.

DEFERRED SYNDICATION EXPENSE

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceed of the offering. The Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $245,283 and $368,937 in 2022 and 2021, respectively.

FAIR VALUE MEASUREMENTS

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management evaluated this guidance and there is no material impact on the consolidated financial statements.

F-9

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE MEASUREMENTS (continued)

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

For cash and cash equivalents, accounts payable and other payables, the carrying values approximated fair values because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.

REVENUE RECOGNITION

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon the management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over from a seven to twelve months period. The Company generates revenues by allowing its subscriber customers to use multiple interactive software platforms, including the Onboardflow platform app acquired in March 2021.

SOFTWARE REVENUE RECOGNITION

The AICPA’s Accounting Standards Executive Committee (AcSEC), issued SOP 97-2, which provided guidance on when and how to recognize revenue from the sale, lease or licensing of computer software. It does not apply to the sale of products containing software that is incidental to the product being sold. Accordingly, the Company complies with the standards set forth therein as follows:

F-10

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

SOFTWARE REVENUE RECOGNITION (continued)

If the sale of computer software involves significant customization, modification or production, the transaction will be accounted for as a long-term contract. In all other cases, revenue will be recognized when the following four conditions are met:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The Company’s price is fixed or determinable
•	Collectability of the selling price is probable

REVENUE RECOGNITION – MONITIZATION OF PLATFORM APPLICATION

The multiple applications (“Apps”) purchased provide the Company’s subscribers with online marketing and analytics software. These Apps generate recurring subscription revenue on a monthly or annual basis. Deferred revenue arises due to the timing differences between funds received upon the signing of the Order Form and revenue earned over the one-year period.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. There is no income tax provision for the Company for the period from inception through December 31, 2022, as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefits accrual was zero.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

F-11

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES (continued)

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the consolidated financial statements.

The Company’s income tax returns from 2019 to 2021 are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2022, there is no ongoing examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the consolidated statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2021, the FASB issued Accounting Standards Update (ASU) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 changes the accounting for contract assets and liabilities acquired in a business combination by requiring an acquiring entity to measure contract assets and liabilities in accordance with FASB Accounting Standards Codification (FASB ASC) 606, Revenue from Contracts with Customers. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with FASB ASC 606, at fair value on the acquisition date. Initial fair value measurement for acquired revenue contracts in a business combination can be complex and require significant judgment. Moreover, diversity exists in current practice for determining the fair value of contract liabilities for certain revenue arrangements and stakeholders have raised questions about how to apply FASB ASC 805, Business Combinations, to contracts with a customer acquired in a business combination. To address those issues, ASU 2021-08 requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with FASB ASC 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with FASB ASC 606 as if it had originated the contracts. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Management is currently evaluating the impact of adopting this new guidance on the Company’s consolidated financial statements.

F-12

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. The Company has no lease that is over 12 months term as of December 31, 2022. Management does not expect to have material impact on the consolidated financial statements.

NOTE 2 - RISKS AND UNCERTAINTIES

For the years ending December 31, 2022 and 2021, the Company generated losses of $2,234,031 and $1,545,123, respectively. There can be no assurance that the Company will successfully be able to generate profitable operations.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 - PURCHASE OF SUBSIDIARY COMPANIES

CONVERT MORE, INC. (FORMERLY, ONBOARD FLOW LIMITED)

On March, 26, 2021 the Company purchased ninety percent (90%) of the common stock of Convert More, Inc. for a purchase price of $67,500. The financial highlights of the purchase transaction are as follows:

CONVERT MORE, INC.

Balance Sheet Financial Highlights

March, 26, 2021

Code base	(a)	$60,000
Domain,brand,trademark and other	(b)	2,500
Customer database	(c)	2,500
Content	(d)	2,500
Total		$67,500

F-13

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 4 –-PURCHASE OF SUBSIDIARY COMPANIES (continued)

CONVERT MORE, INC. (FORMERLY, ONBOARD FLOW LIMITED) (continued)

(a)

Convert More’s team has previously developed many products. The Seller spent 1 year building the product. To build what we bought it would have cost more than the purchase price, but we would ascribe $60,000 of the purchase to the code base.

(b)	Management kept the brand/name/URL. Management believes that to be worth $2,500 at the time of acquisition.

(c)	Convert More had a small amount of content that enabled some organic traffic to the site. Management believes that to be worth $2,500 at the time of acquisition.

(d)	Convert More was earning about $200-$250 per month in revenue at the time of acquisition. Retention was strong; therefore, 12 months would be another $2,500.

DEALIFY, INC.

On November 5, 2021 the Company purchased ninety four percent (94%) of the common stock of Dealify, Inc. for a purchase price of $467,280; comprised of a $300,000 cash payment, a $150,000 non-interest bearing promissory note and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The financial highlights of the purchase transaction are as follows:

DEALIFY, INC.

Balance Sheet Financial Highlights

November 5, 2021

Website	(a)	$100,000
Restrictive covenants	(b)	70,000
Domain,brand,trademark and other	(c)	6,500
Customer database	(d)	70,000
Email Marketing	(e)	140,000
Operational cash	(f)	3,000
Organic web traffic	(g)	60,500
Total		$450,000

a.

The interactive website and e-commerce app at www.dealify.com would cost significant time and money to recreate. Based on the Buyer’s extensive experience in designing and building of websites and interactive web-based apps, it estimates the value of the website to be $100,000.

b.

The Seller has developed significant knowledge of its industry and many best practices in making www.dealify.com successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website or interactive app that would compete with the Company. The Buyer estimates these restrictive covenants to be worth $70,000.

c.	The Buyer has consulted with third-party web domain valuation websites and estimates the domains www.dealify.com and www.dealify.io to be worth $6,500.

F-14

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 4 - PURCHASE OF SUBSIDIARY COMPANIES (continued)

DEALIFY, INC. (continued)

d.

The Company has built a database of customers who have purchased from the www.dealify.com website since its inception. These customers have a history of purchasing on the site. The Company believes this database to be worth $70,000.

e.

The Company has accumulated a large email list of companies and individuals interested in receiving offers to buy software deals promoted by the Company. The Company currently has 17,380 email subscribers and, on average, each of those subscribers is worth $1.58 in gross revenue per month. The Buyer believes that this list will continue to produce consistent revenue for a minimum of 2 years. It has discounted the total revenue this would produce over this time period and believes this list to be valued at $140,000.

f.	Per this Agreement, the Seller is transferring $3,000 in operational cash at Close.

g.

The Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Doing so requires a significant investment of time and money and is hard to replace. The Buyer believes the organic traffic that the Company has amassed is worth at least $60,500.

GROWTH COLLECTIVE

On November 16, 2021, the Company purchased ninety percent (90%) of the common stock of Growth Collective for an initial purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by Growth Collective. Then subsequently decreased by a total of $176,920 by Growth Collective transaction expense and indebtedness. Finally, the price is increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively. These adjustments resulted in a final purchase price of $1,177,796. The financial highlights of the purchase transaction are as follows:

GROWTH COLLECTIVE SOLUTIONS, INC.

Balance Sheet Financial Highlights

November 16, 2021

Cash & net accounts receivable	(a)	$145,105
Indebtedness	(b)	(176,920)
Operational cash	(c)	100,000
Marketing Website	(d)	40,000
Platform application	(e)	135,000
Expert community	(f)	250,000
Customer database	(g)	450,000
Domain name	(h)	4,500
Organic web traffic	(i)	45,500
Restrictive covenants	(j)	175,000
Total		$1,168,185

F-15

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 4 - PURCHASE OF SUBSIDIARY COMPANIES (continued)

GROWTH COLLECTIVE (continued)

a.	Per this Agreement, the Seller is transferring $100,000 in operational cash at close.

b.

The Buyer has extensive experience designing and building marketing websites. Based on its experience, it estimates that the marketing website at www.growthcollective.com would cost approximately $40,000 to design and build.

c.

The Buyer also has extensive experience designing, building and maintaining web-based software applications. The app at www.growthcollective.com would take significant time and cost to create. It uses a series of different third party software applications that have been wired together using a series of different APIs to create a user-friendly experience. This customization and wiring together of multiple different software platforms would cost an estimated $135,000.

d.

Growth Collective has accumulated a community of world-class marketing experts that matches companies to within its business model. These experts are very difficult to attract and are highly sought after, creating a strong market resource required for the growth of the business. This community of marketing resources has skills across key marketing disciplines including email marketing, Search Engine Optimization, Social Media Advertising, Google Advertising and many other high growth marketing areas. Growth Collective has researched, attracted and vetted all experts in its marketplace. The number of experts in its marketplace is currently over 500; it would take multiple years and extensive expense to develop a similar expert community. This community is key to the continued success of the business and is estimated by the buyer to be worth $250,000.

e.

Growth Collective has built a database of customers current and past that provides a high probability of future revenue. These customers have a history of consistently purchasing and it is estimated that current customers have a very high probability of continuing to produce revenue for the company for at least eight months. Based on this high probability, Buyer believes that current customers will continue to generate at least $65,000 in revenue for eight months. Therefore, Buyer believes this customer database to be worth at least $450,000.

f.	The Buyer has consulted with third-party web domain valuation websites and estimates the domain www.growthcollective.com to be worth $4,500.

g.

The Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Creating sustainable and ongoing organic web traffic requires the creation of intellectual property in the form of articles and blog posts as well as getting inbound links from other websites. Growth Collective has created many articles that have resulted in a steady flow of monthly visitors, some of whom become leads and customers each month. Doing so requires a significant investment of time and money and is hard to replace. Growth Collective’s current organic web traffic drives a significant and consistent number of new business leads on a monthly basis. Given the large revenue that can be generated from each customer, these leads are valuable. The Buyer believes the organic traffic that Growth Collective has amassed is worth at least $45,500.

F-16

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 4 - PURCHASE OF SUBSIDIARY COMPANIES (continued)

GROWTH COLLECTIVE (continued)

h.

The Seller has developed significant knowledge of its industry and many best practices in making the Company successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website, marketplace or interactive app that would compete with the Company. The Territory for this non-compete includes most of the largest software and business markets in the world, including North America, South America, Europe and the United Kingdom. The Buyer estimates these restrictive covenants to be worth $175,000.

LEGION WORK GmbH

On September 22, 2022 the Company purchased a hundred percent (100%) of the common stock of Legion Work GmbH. The share capital of Legion Works GmbH amounts to EUR 25,000.00. Below is the financial highlights of the purchase transaction are as follows:

LEGION WORK GmbH

Balance Sheet Financial Highlights

 September 22, 2022

Cash	$26,815
Total	$26,815

a.	There are no intangible assets as of December 31, 2022.

NOTE 5 - CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

Due to the acquisitions of Hello-Bar, Convert More, Inc., Dealify, Inc. and Growth Collective, the following intangible assets were acquired as of December 31, 2021.

F-17

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS (continued)

Description	Amount	Useful Life
Subscribers marketing software	$450,000	Five years
Application platform software	1,385,000	Five years
Total Cost of App Platform	$1,835,000

Website	175,000	Five years
Restrictive covenants	261,158	Three years
Domain, brand, trademark and other	324,922	Five years
Customer database	522,500	Five years
Email marketing	140,000	Five years
Organic web traffic	106,000	Five years
Expert community	250,000	Five years
Code base	60,000	Five years
Content	2,500	Five years
Customer contracts	626,610	Three years
Total Intangibles Assets	$2,468,690

Goodwill	$17,280	Fifteen Years

Acquired finite-lived intangible assets are amortized on a straight-line bases over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed the remaining unamortized balance is amortized over the revised estimated useful life. The Company decided to provide full-year amortization for the intangible assets in the year of purchase irrespective of the date on which acquisition was done. The amortization expense for 2022 and 2021 were $1,027,104 and $868,430, respectively.

NOTE 6 - CAPITAL RAISE EXPENSES

As of December 31, 2022 and 2021, the Company has accumulated a total of $1,616,008 and $1,185,799 in expenses related to raising capital, respectively. The securities offering expenses are primarily comprised of legal, accounting and broker dealer fees. All capital raise expenses have been deducted against capital.

NOTE 7 - PROMISSORY NOTES

HELLO BAR, LLC – PROMISSORY NOTE PAYABLE

On December 31, 2020, in connection with the purchase of 100% of the outstanding membership units of its subsidiary, Hello-Bar, the Seller took back a non-interest bearing promissory note in the amount of $1,800,000. On March 31, 2021, the Company paid the Seller $1,000,000. The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2022.

F-18

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 7 - PROMISSORY NOTES (continued)

DEALIFY, INC. - PROMISSORY NOTE PAYABLE

On November 5, 2021, in connection with the purchase of ninety four percent (94%) of the outstanding common shares of its subsidiary, Dealify, Inc., the Seller took back a non-interest bearing promissory note in the amount of $150,000. On December 31, 2021, the Company paid the Seller $50,000. The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2022.

NOTE 8 - INCOME TAXES

For income tax purposes the Company will deduct research and development and other intangible asset costs when incurred. For financial reporting purposes such costs have been capitalized. Deferred income taxes arise as a result of these timing differences.

NOTE 9 - RELATED PARTY TRANSACTIONS

RELATED PARTY CAPITAL CONTRIBUTIONS

As of December 31, 2022 and 2021, officers of the Company have contributed $935 to purchase 9,350,000 shares of Super Voting Common Stock.

RELATED PARTY PAYABLES

In relation to the acquisition of Hello-Bar, the Company owed Michael Kamo (the “Previous Owner”) $800,000. The outstanding balances were $0 and $400,000 as of December 31, 2022 and 2021, respectively. Under the terms of the Purchase Agreement, the Company purchased Hello-Bar from the Previous Owner who, prior to this transaction, held 100% of Hello-Bar’s membership interests. The Previous Owner also currently serves as Director and Chief Officer of Operations of the Company. Furthermore, Ryan Bettencourt, the Company’s CEO, formerly served as the CEO of Hello-Bar. The parties to the Purchase Agreement obtained a third-party valuation of Hello-Bar prior to agreeing to a purchase price, which included seeking offers through a broker from interested parties to establish a fair market value for Hello-Bar. The parties agreed to a purchase price that is discounted from the third party valuation and is payable over two years with no stated interest rate.

NOTE 10 - SHARHOLDER EQUITY

The shareholders’ equity is comprised of two classes of common stock: Super Voting Common Stock and Common Stock. As of December 31, 2022, the Company has authorized the issuance of 20,000,000 shares of Super Voting Common Stock and 80,000,000 shares of its Voting Common Stock, see discussion below for additional information.

F-19

LEGION WORKS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 10 - SHARHOLDER EQUITY (continued)

SUPER VOTING COMMON STOCK

Super Voting Common Stock has a par value of $0.0001, and 9,350,000 issued and outstanding as of December 31, 2022 and 2021. Each shareholder shall have four votes (4) for each share held by such shareholder.

COMMON STOCK UNITS

Voting Common Stock has a par value of $0.0001, 4,364,646 and 3,993,827 shares issued and outstanding as of December 31, 2022 and December 31, 2021. Each shareholder shall have one vote (1) for each share held by such shareholders.

The Company is authorized to issue 11,400,000 Common Stock Units (“Units”), consisting of one share of Voting Common Stock and one-half warrant to purchase one half share of Voting Common Stock (a total of 5,700,000 warrants) through an offering exemption from registration under Regulation A (the “Regulation A Offering”). The shares of Voting Common Stock and the warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The warrants are exercisable within 18 months from the date of issuance, when they expire. The price for each Unit sold after January 2, 2022 was $3.60 and the exercise price for each warrant was $4.65 per share of the Company’s Voting Common Stock, subject to adjustment (“2022 Warrant”). Between May 18, 2021, and January 2, 2022, the price for each Unit was $3.00 and the exercise price for each warrant was $3.90 per share of the Company’s Voting Common Stock (“2021 Warrant”). Prior to May 18, 2021, the price for each Unit was $2.50 and the exercise price for each warrant was $3.25 per share of the Company’s Voting Common Stock. The Company is authorized to raise up to $53,197,308 through this offering.

As of December 31, 2022, the Company has issued 4,364,646 shares of Voting Common Stock, plus 525,789 warrants to purchase Voting Common Stock, for net proceeds of $10,712,402. The funds are included in additional paid-in capital.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

WARRANTS

Pursuant to the offering described under Note 10 Shareholder Equity – Voting Common Stock, the Company will issue warrants to purchase one-half of Voting Common Stock at a purchase price of $4.65 and $3.90 per share of common stock for 2022 Warrant and 2021 Warrant, respectively.

LEGAL MATTERS

In the normal course of business, the Company may become a party to litigation matters involving claims against it. At December 31, 2022, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12 - GOING CONCERN

These consolidated financial statements are prepared on a going concern basis. The Company began operation in 2019. For the period from inception to December 31, 2022, the Company has losses aggregating to $3,797,184. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. These circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 13 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 11, 2023, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

F-20

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (1)
2.3	Amendment No. 1 to Bylaws (3)
3.1	Form of Warrant (2)
3.2	Form of Warrant (5)
4.1	Subscription Agreement (2)
4.2	Subscription Agreement (5)
6.1	Stock Award Agreement (1)
6.2	Hello Bar, LLC Purchase Agreement (3)
6.3	Super Voting Common Stock Purchase Agreement Ryan Bettencourt (4)
6.4	Super Voting Common Stock Purchase Agreement Michael Kamo (4)
6.5	Super Voting Common Stock Purchase Agreement Keiran Flanigan (4)
6.6	Super Voting Common Stock Purchase Agreement Grant Bostrom (4)
6.7	Employment Agreement of Caleb Green (5)
8.	Escrow Agreement (4)

____________

(1) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference).

(2) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed December 28, 2020, and incorporated herein by reference).

(3) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference).

(4) Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

(5) Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed July 5, 2022, and incorporated herein by reference).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 26, 2023.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, principal accounting officer and Director
Date: April 26, 2023

/s/ Michael Kamo
Michael Kamo, Chairman of the Board
Date: April 26, 2023

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